EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs to Raise $23.5 Million in Registered Direct Offering

Buffalo, NY – June 17, 2011 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced it has received commitments from certain institutional and accredited investors to purchase an aggregate of $23.5 million of the Company’s securities in a registered direct offering.

The Company entered into definitive purchase agreements with these investors pursuant to which the Company agreed to sell an aggregate of approximately 5.873 million shares of its common stock and warrants exercisable for up to approximately 2.936 million additional shares of its common stock. The securities will be sold in units at a price of $4.00 per unit, with each unit consisting of one share of common stock, a Series E Warrant to purchase 0.25 shares of common stock and a Series F Warrant to purchase 0.25 shares of common stock.  The Series E Warrants will be exercisable at a price of $4.50 per share beginning six months following the issuance date and will expire one year from the issuance date.  The Series F Warrants will be exercisable at a price of $5.00 per share beginning six months following the issuance date and will expire five years from the issuance date. The closing of the offering is expected to take place on or about June 22, 2011, subject to the satisfaction of customary closing conditions.

The estimated net proceeds to the Company from the offering are expected to be approximately $22.0 million. The Company intends to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the funding of the continued development of the Company’s existing drug portfolio and general working capital. Pending application of such proceeds, the Company expects to invest the proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for this transaction. Wunderlich Securities, Inc. acted as an advisor.

All of the securities in this offering were offered pursuant to an effective shelf registration statement. A prospectus supplement relating to the offering will be filed by the Company with the Securities and Exchange Commission.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, by calling (212) 356-0549 or emailing info@rodm.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts and the Company’s ability to win additional funding under such contracts and grants; the Company’s failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements.  See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com